March 15, 2010

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526 Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp (541) 385-6205

CASCADE BANCORP (OREGON) ANNOUNCES FILING OF FORM 10-K ANNUAL REPORT, PROXY STATEMENT AND ANNOUNCEMENT OF ANNUAL SHAREHOLDERS MEETING

BEND, Oregon, March 15/PRNewswire-First Call/--Cascade Bancorp (“Cascade”) (NASDAQ: CACB) reported the filing of its Form 10-K for 2009.  The Company has also filed its Proxy Statement and Notice of Annual Shareholder’s meeting scheduled for April 26, 2010 at 5:30PM PDT at Bend Golf and Country Club in Bend, Oregon.

Patricia L. Moss, President & CEO commented, “As we move toward the end of the first quarter of 2010, I am encouraged with our progress as we continue to implement our plan to improve the Company’s financial condition and manage through this adverse economic cycle. Our priorities and actions have been centered on 1) continuing our determined efforts to raise capital; 2) mitigating credit risk and conserving capital; 3) maintaining and expanding our core deposits and funding sources; 4) reducing controllable non-interest expenses; and 5) retaining our high performing employees.”  Moss continued, “We are pleased with recent signs of stabilization in loan quality and the emergence of positive trends in credit metrics, highlighted by a 20.8% reduction of non-performing assets (NPAs) since mid-2009. As a result of the 2009 operating loss of ($3.32) per share discussed below and  a one-time only federal tax opportunity to carry back losses for a five year period, the Company expects to receive a federal tax refund of approximately $43 million in the second quarter of 2010. While there is substantial work ahead, I am encouraged that implementation of our priorities and plans should enable us to successfully work through these difficult times.”

With respect to its capital raising efforts,  the Company announced earlier that two cornerstone private investors  have extended their commitment of $65 million in capital contingent on a minimum aggregate capital raise of $150 million. Although we continue our efforts to raise capital, no assurance can be given as to the likelihood of success.

Annual Meeting Scheduled for April 26, 2010; Shareholders will vote on the following matters:

1.
The election of 7 directors to the Board of Directors; These current directors have been re-nominated for continuing service; two directors, James E Petersen of Bend, Oregon, and Clarence Jones of Boise, Idaho have reached mandatory retirement age as of the Annual Meeting and will not stand for election;

2.
To approve an amendment to our Articles of Incorporation, as amended, to effect a reverse stock split of our Common Stock.  The Board of Directors recommends approval of three different reverse split ratios  by shareholders.  Multiple ratios are recommended to provide the Board of Directors maximum flexibility as to timing and ratio for a reverse stock split based upon future conditions;

3.
To approve an amendment to the 2008 Performance Incentive Plan removing a limitation on the grant of awards other than stock options or stock appreciation rights;  note that Executives of the Company have not received any performance incentive compensation in the years 2007, 2008 or 2009;

4.           To ratify the appointment of Delap LLP as the Company’s independent auditors for 2010; and

5.	To transact such other business as may properly come before the Meeting and at any adjournments or postponements thereof.

Financial Highlights and Summary of Q4 and Full Year 2009

Fourth Quarter 2009:
The Company recorded a net loss of ($1.73) per share or ($48.5) million in the fourth quarter of 2009 as compared to a net loss of ($137.6) million or ($4.92) per share for the year ago quarter.  The quarterly loss was mainly attributable to a $28.0 million provision for loan losses, the establishment of a $26.8 million deferred tax asset valuation allowance, $5.8 million in OREO disposition costs and expenses, and a $2.1 million prepayment penalty to extinguish certain higher rate FHLB borrowings. Additionally, net interest income was $0.4 million lower than in the linked-quarter due to reduced average loans outstanding.  During the quarter the Company took significant steps to maximize the benefit of recent legislation that extended (for 2009 losses only) the net operating loss tax carryback to 5 years.  These actions resulted in the Company recording a $43.3 million tax receivable at year-end, which is expected to be realized upon filing of our 2009 tax return.  Tax optimization related endeavors included proactive sales of OREO properties, charge-offs and note sales on troubled loans, and prepayment of certain FHLB advances.  Linked-quarter credit metrics improved with NPA’s down 18% along with reduced levels of classified and criticized assets.  The net interest margin for the quarter was up at 3.25% compared to 3.13% in the linked-quarter primarily resulting from lower average NPA’s and lower levels of interest reversals on non performing loans compared to the prior quarter.

In October 2009, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission pursuant to which it intended to offer up to $108 million of its Common Stock in a public offering, subject to market and other conditions including consummation of the previously announced private offerings. On December 23, 2009, the Company announced the withdrawal of the registration statement due to market and other conditions.  On February 16, 2010, the Company entered into amendments to the stock purchase agreements with both Bolger and Lightyear which, among other things, extended the stock purchase agreements to May 31, 2010 in order to provide the Company additional time to implement a capital raise.

Full Year 2009:
The Company recorded a net loss of ($93.1) million or ($3.32) per share compared to a net loss of ($134.6) million or ($4.82) per share for 2008.  The annual loss was mainly attributable to 1) elevated credit quality related losses 2) establishment of a $26.8 million deferred tax asset valuation allowance and 3) reduced net interest income primarily because of lower average loan yields and a decline in loans outstanding coupled with a higher volume of non-performing assets.  For the year, the Company recorded $113.0 million provision for loan losses and $22.4 million in OREO valuation and disposition costs and related expenses reflecting the adverse economic conditions’ effect on borrower’s ability to repay loan obligations.  This compares with $99.6 million in provision for loan losses expense and $8.4 million OREO costs in 2008.  In order to mitigate credit risk and conserve capital and liquidity, the Bank has reduced its loan balances by $408.5 million for the year.  As a consequence, and coupled with interest reversals and interest foregone on non performing loans, net interest income for the year was down $22.7 million. Core deposits appeared to stabilize in the latter half of 2009 and balances were near levels from the prior year end.  Non- interest income was up $1.6 million in 2009 compared to 2008 largely because of our gain on the sale of our merchant card services business.  Meanwhile, human resource costs and controllable/discretionary non-interest expenses were decreased in 2009 compared to the prior year.  However, total non-interest expense increased year over year because of a $22.4 million in OREO related expenses including valuation charges and losses on sales compared to $8.4 million in the prior year.

Included in the Company's Annual Report and consolidated financial statements on Form 10-K filed with the Securities and Exchange Commission on March 15, 2010, and per NASDAQ Marketplace Rule 5250(b)(2), the report of the Company's independent registered public accounting firm, included for the fiscal year ended December 31, 2009, contained an explanatory paragraph expressing substantial doubt regarding the Company's ability to continue as a going concern. This announcement does not represent any change or amendment to the Company's fiscal year 2009 consolidated financial statements or to its Annual Report on Form 10-K.

The Company’s SEC filing of Form 10-K for the year ended December 31, 2009 includes substantial detail and discussion as to the financial results and condition of the Company as of and for the quarter and year ended December 31, 2009. The Form 10-K is available for further review by going to the investor relations tab at http://www.botc.com or request a copy from Debbie Bleile at DebbieB@botc.com, (541) 617 – 3513 or by mail at P.O. Box 369, Bend, Oregon 97709.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value driven customers. In December 2008, Bank of the Cascades was named by the Portland Business Journal as one of Oregon’s Most Admired Companies in the Financial Services category, as chosen by Oregon CEOs. For further information, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations and intentions and are not statements of historical fact.  When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Certain risks and uncertainties and the Company’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2009 as well as the following factors: our inability to comply in a timely manner with the regulatory order with the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (“DFCS”), and the written agreement entered into with the Federal Reserve Bank and DFCS, under which we are currently operating, could lead to further regulatory sanctions or orders, which could further restrict our operations and negatively affect our results of operations and financial condition; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; we may be compelled to seek additional capital in the future to augment capital levels or ratios or improve liquidity, but capital or liquidity may not be available when needed or on acceptable terms; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition.

These forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof.  Readers should carefully review all disclosures filed by the Company from time to time with the SEC.
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